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                                                                   Exhibit 23.1




Consent of Independent Accountants

We consent to the incorporation by reference in the registration statement of Commonwealth Aluminum Corporation on Form S-4 (File No. 333-13661) of our report, which includes an explanatory paragraph with respect to the Company's change in its method of accounting for postretirement benefits other than pensions, dated January 16, 1996, on our audits of the consolidated financial statements and the financial statement schedule of Commonwealth Aluminum Corporation as of December 31, 1995 and 1994 and for the three years in the period ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts."

COOPERS & LYBRAND LLP

Louisville, Kentucky
October 18, 1996